UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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FORM 8-K
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CURRENT REPORT
Pursuant To Section 13 or 15(d) of The
Securities Exchange Act of 1934

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Date of report (Date of earliest event reported):  October 2, 2008

SEREFEX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24362	59-2412164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30700 Solon Industrial Parkway, Suite C
Solon, Ohio  44139
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (440) 248-0766

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 1.03 Bankruptcy

On October 2, 2008 WP Hickman Systems, Inc., a  seventy-one percent (71%) owned subsidiary of Serefex Corporation, together with its two wholly owned subsidiaries (collectively called “Hickman”) filed a petition for reorganization under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Western District of Pennsylvania.  Serefex is a holding company whose principal operations are carried out through Hickman.

In September, 2004, Hickman, along with its subsidiaries, entered into a Credit Facility and Security Agreement with FirstMerit Bank, N.A. (the “FirstMerit”) under which FirstMerit made available a revolving credit facility in the principal amount of $5 million (the “Revolver”) and a term loan in the principal amount of $3 million (the “Term Loan”).  As security for the Revolver and Term Loan, FirstMerit claims a first lien on, and security in, substantially all of Hickman’s real and personal assets.

In the summer of 2008, Hickman satisfied all outstanding amounts due under the Term Loan.

As for the Revolver, prior to the Petition Date, the Revolver and a lock box account served as Hickman’s cash management system.  Specifically, all of Hickman’s receivables were deposited into a lock box held at FirstMerit and applied to reduce the amount outstanding under the Revolver.  In turn, Hickman would request advances under the Revolver to fund their day-to-day operating obligations.

The original maturity date of the Revolver was October 31, 2007.  However, pursuant to numerous amendments, the maturity date was extended until July 30, 2008.  Additionally, on July 29, 2008, Hickman and FirstMerit entered into that certain Forbearance and Amendment Agreement (the “Forbearance Agreement”) whereby FirstMerit agreed to extend the maturity of the Revolver to September 30, 2008, and forebear from exercising its rights under the Revolver and related loan documents until that date.

During the forbearance period, Hickman used its best efforts to secure alternative financing to refinance the Revolver.  Indeed, Hickman obtained a written letter of intent from Valens US SPV I, LLC (“Valens”) to refinance the Revolver.  Unfortunately, due to the deeply troubled credit market, Valens decided to terminate its letter of intent and disengage from the transaction.

Notwithstanding the terms of the Forbearance Agreement, upon learning that Valens was unwilling to refinance the Revolver, beginning on September 25, 2008 – five days prior to the maturity date – FirstMerit refused to advance funds under the Revolver even though Hickman has more than $680,000 available to them under the Revolver’s receivables borrowing base (based on a borrowing base of 75%).   Nevertheless, FirstMerit continued to collect the receivables in the lock box and apply to the Revolver.  When Hickman contacted FirstMerit to discuss why the Revolver was prematurely terminated and request a further extension, FirstMerit refused to engage in any constructive discussions notwithstanding Hickman’s offer to provide approximately $4 million in additional collateral.

As of the Petition Date, the aggregate amount outstanding under the Revolver was approximately $3 million.

In light of FirstMerit’s recent inexplicable actions and the general instability of the banking industry, Hickman believes that FirstMerit intends to aggressively pursue all of its available legal remedies against Hickman, including requesting the appointment of a receiver and liquidation of Hickman’s assets.  FirstMerit would be taking these steps notwithstanding the fact that Hickman has been operating profitably for four (4) months and without regard to Hickman’s obligations to its customers, employees and unsecured creditors.

Adding to the financial stress of Hickman is the fact that Hickman’s new ownership and management (i.e. ownership and management that has been in place since February 2008) have uncovered certain accounting irregularities and potentially fraudulent activities in excess of $5.0 million by former insiders and subordinated debt holders of Hickman.  Lawsuits against certain of these insiders are pending.  Hickman intends to address these matters inside the Chapter 11 cases.

Hickman has determined the best way to protect its business, employees, customers and creditors is through the filing of this Chapter 11 case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEREFEX CORPORATION
(Registrant)

       By: /s/ Brian Dunn
Brian Dunn, President
Date: October 4, 2008

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